AMENDMENT TO AN AGREEMENT

AMONG
THE SHAREHOLDERS OF 2588111 MANITOBA LTD.
AND
CLIFTON STAR RESOURCES INC.
AND
2588111 MANITOBA LTD.
AND
173714 CANADA INC.

MADE AS OF THE 8th DAY OF APRIL, 2009

Amendment to an Agreement made as of the 8th day of April, 2009

BETWEEN

THE SHAREHOLDERS OF 2588111 MANITOBA LTD. , all of 2147 Portage Avenue, in the City of Winnipeg, in the Province of Manitoba, R3J OL4;

(hereinafter referred to as the "Optionor")

OF THE FIRST PART

AND:

CLIFTON STAR RESOURCES INC., having its registered office at 430-580 Hornby Street, in the City of Vancouver, in the Province of British Columbia, V6C 3B6;

(hereinafter called the "Optionee")

OF THE SECOND PART

AND:

2588111 MANITOBA LTD., having its registered office at 2147 Portage Avenue, in the City of Winnipeg, in the Province of Manitoba, R3.1 0L4;

(hereinafter called "2588111")

OF THE THIRD PART

AND:

173714 CANADA_INC., having its registered office at 2147 Portage Avenue, in the City of Winnipeg, in the Province of Manitoba, R3J 0L4;

(hereinafter called "1'73714")

OF THE FOURTH PART

WHEREAS the Parties hereto entered into an Agreement dated May 1st, 2008, which was amended July 22nd, 2008, and November 24th, 2008 (hereinafter referred to as "the Agreement") and which is attached as Schedule A.

AND WHEREAS there has been unforeseeable delay associated with the performance of the due diligence required by the Optionee in order to make a decision whether or not to continue with the Agreement. In consideration of the Parties hereto continuing to honour it, the Agreement is amended as follows:

1.

Under the terms of Paragraph 1(b) of the. Agreement, the Parties agree to extend to December 1st, 2009, the time allowed for the Optionee to perform due diligence and make a decision whether or not to continue under the terms of the Agreement. On or before December 1st, 2009, if the Optionee decides to proceed with the Agreement, it shall deliver to the Optionors written notice of that decision. The date of such notice shall be the "Confirmation Date". The payment to be made on the Confirmation Date shall be the amount of $3,400,000.00 as outlined in the Amendment of November 24th, 2008.

In Witness Whereof this Agreement has been executed by the parties hereto as of the day and year first above written.

Witness)	) RHONDA SMERCHANSKI, for and) on behalf of all Shareholders of) 2588111 Manitoba Ltd.
CLIFTON STAR RESOURCES INC.	) per:))
2588111 MANITOBA LTD.	) per:))
173714 CANADA INC.	) per:))